EXHIBIT 99.1
FirstEnergy Corp.	For Release: April 10, 2006
2800 Pottsville Pike
Reading, Pennsylvania 19612
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Scott Surgeoner	Kurt Turosky
(610) 921-6785	(330) 384-5500

PENELEC AND MET-ED FILE
TRANSITION RATE PLAN WITH PENNSYLVANIA PUC
Would Increase Penelec Base Rates for First Time in 20 Years;
Met-Ed’s First Increase in Nearly 15 Years

READING, PA - Metropolitan Edison Company (Met-Ed) and Pennsylvania Electric Company (Penelec), subsidiaries of FirstEnergy Corp. (NYSE: FE), today filed with the Pennsylvania Public Utility Commission (PUC) a comprehensive transition rate plan - the first request to increase base rates since 1986 for Penelec and 1992 for Met-Ed. The filing addresses transmission, distribution and power supply issues while ensuring that customers continue to pay below-market prices for generation through 2010.

If approved, Met-Ed and Penelec customer rates for electricity in 2007 would remain in line with the average rates electric utilities across the state are charging today.

“We’ve been able to hold the line on electricity prices for a long time,” said Douglas S. Elliott, president of Pennsylvania Operations for FirstEnergy. “Unfortunately, the costs we incur to serve customers have continued to rise over the years - by hundreds of millions of dollars annually for such items as higher market prices for power, transmission services from the PJM Interconnection, taxes and other expenses we must pay to meet our customers’ needs.

“Inflation has increased by nearly 40 percent since Met-Ed’s last rate increase and nearly 80 percent since Penelec’s last increase. And, many other energy costs, such as natural gas, fuel oil and gasoline, have more than doubled,” said Elliott. “If approved, this request would bring our revenues more in line with our costs while minimizing, to the extent possible, the impact on our customers.”

Penelec has requested an overall increase of $157 million, or 15 percent, for 2007 if its preferred approach of using certain deferrals and accounting treatments in its filing is approved. If an alternative approach is approved, the increase could be up to $206 million, or 19 percent. Penelec also has proposed changes in its generation rates for 2008, 2009 and 2010 that could increase revenues by up to $135 million a year.

If Penelec’s preferred approach is approved for 2007, the total bill for a residential customer using 500 kilowatt-hours (KWH) a month would increase 13.5 percent, or $6.42 on a current bill of $47.62. The total bill for a commercial customer using 15,000 KWH per month would increase 12.1 percent, or $153 on a current bill of $1,265. Rates for an industrial customer using 500,000 KWH per month would increase 12.5 percent, or $3,764 on a current bill of $29,994.

Met-Ed has requested an overall increase of $216 million, or 19 percent, for 2007 if its preferred approach of using certain deferrals and accounting treatments in its filing is approved. If an alternative approach is approved, the increase could be up to $269 million, or 24 percent. Met-Ed also has proposed changes in its generation rates for the years 2008, 2009 and 2010 that could increase revenues by up to $165 million each year.

If Met-Ed’s preferred approach is approved for 2007, the total bill for a residential customer using 500 KWH per month would increase 17.6 percent, or $8.83 on a current bill of $50.10. The total bill for a commercial customer using 15,000 KWH per month would increase 19.3 percent, or $261 on a current bill of $1,349. Rates for an industrial customer using 500,000 KWH per month would increase 16.4 percent, or $5,179 on a current bill of $31,660.

If approved by the PUC, the new rates could be effective as early as June 10, 2006.

Under Pennsylvania’s Electric Competition Law, capped electricity rates have ended. While the companies’ 1998 Restructuring Agreement contains price caps for generation, it calls for Met-Ed and Penelec to only serve 20 percent of their customers’ generation needs. However, the companies continue to serve virtually all customers at capped rates, which are well below market prices. The agreement specifically allows the companies to seek an increase in generation rates if efforts to move 80 percent of customers’ load to alternative suppliers are unsuccessful. Also under the agreement, all net proceeds from the sale of Met-Ed and Penelec power plants - a benefit worth $775 million - went to customers.

The proposed transition plan is designed to bring rates more in line with the cost of providing the key components of electric service - distribution, generation and transmission.

For Met-Ed, distribution rates would decrease by $37 million annually, a reduction that reflects $22.5 million in annual merger-related savings. For Penelec, distribution rates would increase by $20 million annually - less than half of what the increase would have been without the benefit of $22.3 million in annual merger-related savings. The proposed distribution rate also includes an automatic adjustment for universal service programs, storm damage expenses and government mandates.

The transmission portion of the case, which represents nearly half of the overall requested increase, reflects the pass-through of federally mandated charges for transmission services from the PJM Interconnection, the regional power pool. The charges the companies expect to pay in 2006 will exceed what they collect from customers by an estimated $186 million.

With respect to the generation portion of the bill, the plan includes a four-year transition toward market-based generation rates. During this time, customers would continue paying below-market prices for power.

Met-Ed and Penelec have been receiving power from FirstEnergy’s competitive generation subsidiary at a cost that, in recent years, has averaged more than $300 million annually below market prices. Because of the increasing costs of producing power, including rising fuel and environmental protection expenses, this supply cannot continue to be offered at the current level. Under the transition plan, the market-priced portion of generation supply that Met-Ed and Penelec procure for customers would gradually increase through 2010.

The transition plan also proposes to defer for future recovery costs related to power that the companies are required to purchase from non-utility generators under federal law, and for which there is no current recovery. The amount of these costs - above what the companies currently collect from customers - is expected to total approximately $92 million in 2006. However, the deferral would begin with costs incurred after new rates become effective.

Met-Ed serves 526,000 customers within 3,300 square miles of eastern and southeastern Pennsylvania. Penelec serves 588,000 customers within 17,600 square miles of northern and central Pennsylvania. For additional information on the plan, customers may call the company at 1-866-283-8081.

Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005 (including, but not limited to, the repeal of the Public Utility Holding Company Act of 1935), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office, the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the timing and outcome of various proceedings before the Pennsylvania Public Utility Commission, including the transition rate plan filings for Met-Ed and Penelec, the continuing availability and operation of generating units, the ability of our generating units to continue to operate at, or near full capacity, our inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from our voluntary pension plan contributions, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, circumstances which may lead management to seek, or the Board of Directors to grant, in each case in its sole discretion, authority for the implementation of a share repurchase program in the future, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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